Exhibit 10(lii)

AMERICAN GREETINGS CORPORATION 2007 OMNIBUS

INCENTIVE COMPENSATION PLAN

PERFORMANCE SHARE GRANT AGREEMENT

Grantee:	Jeffrey Weiss

Target Grant:	25,656 Class B Common Shares (the “Shares”)

Performance Period:	March 1, 2008 through February 28, 2010 (the “Performance Period”)

Grant Date:	April 22, 2008

THIS AGREEMENT, dated as of the Grant Date stated above, is by and between American Greetings Corporation (the “Company” or “American Greetings”) and Grantee.

W I T N E S S E T H:

WHEREAS, the Company wishes to give Grantee an opportunity to acquire or enlarge his equity ownership in the Company for purposes of augmenting Grantee’s proprietary interest in the success of American Greetings and thereby focusing Grantee’s efforts on increasing shareholder value.

A G R E E M E N T

NOW, THEREFORE, the Company and Grantee hereby agree as follows:

1.        Performance Share Grant. Subject to the terms and conditions of this Agreement, the Company hereby grants to Grantee the Target Grant of Shares (the “Performance Shares”) as specified above. The grant of Performance Shares shall represent the right to receive such number of Shares, if any, as determined in accordance with Section 2 upon the achievement of certain Performance Criteria over the Performance Period. The Performance Shares described in this Agreement are in all respects subject to the terms, conditions and provisions of this Agreement and the Company’s 2007 Omnibus Incentive Compensation Plan (the “Plan”).

2.        Award of Performance Shares.

(a) The number of Performance Shares actually earned will be based on the percentage of Grantee’s target incentive award, if any, that Grantee achieves during the Performance Period under the Company’s Key Management Annual Incentive Plan (the “Annual Incentive Plan”). Subject to the certification of the Company’s Compensation and Management Development Committee (the “Committee”) required by Section 2(b), and provided that Grantee is actively employed by the Company or a subsidiary thereof as of the last day of such fiscal year with respect to which a calculation is made to determine if Grantee is entitled to payment of Performance Shares, Grantee will be entitled to payment of all or a portion of the Target Grant of Performance Shares as calculated in this Section 2(a) if he achieves all or a portion of his target incentive award for a given fiscal year during the Performance Period.

(i)        Grantee will be entitled to payment of all or a portion of his Target Grant of Performance Shares during the first year of the Performance Period as follows:

(1)        With respect to fiscal year 2009, Grantee will be deemed to have earned a number of Performance Shares, if any, determined by multiplying the Target Grant of Performance Shares by the percentage of the target incentive award that Grantee achieves for such fiscal year under the Annual Incentive Plan as in effect for that fiscal year, not to exceed 100%, and then rounding the resulting number up to the nearest whole number.

(2)        If Grantee achieves 100% of his target incentive award under the Annual Incentive Plan in fiscal year 2009, he will be deemed to have earned 100% of the Target Grant of Performance Shares.

(3)        If Grantee earns a portion but less than 100% of the Target Grant of Performance Shares with respect to fiscal year 2009, Grantee shall forfeit the remaining portion of the Target Grant of Performance Shares.

(4)        If Grantee does not earn any portion of the Target Grant of Performance Shares with respect to fiscal 2009, Grantee shall be entitled to earn all or a portion of such Performance Shares in fiscal year 2010, which is the second year of the Performance Period in accordance with Section 2(a)(ii) below.

(ii)        Subject to Section 2(a)(iii), any Performance Shares not earned or not otherwise forfeited during the first year of the Performance Period in accordance with Section 2(a)(i) will be deemed earned as follows:

(1)        With respect to fiscal 2010, Grantee will be deemed to have earned a number of Performance Shares, if any, determined by multiplying the Target Grant of Performance Shares by the percentage of the target incentive award that Grantee achieves for such fiscal year under the Annual Incentive Plan as in effect for that fiscal year, not to exceed 100%, and then rounding the resulting number up to the nearest whole number.

(2)        If Grantee earns less than 100% of the Target Grant of Performance Shares with respect to fiscal year 2010, Grantee shall forfeit the remaining portion of the Target Grant of Performance Shares not earned with respect to such fiscal year.

(iii)        Any portion of the Target Grant of Performance Shares not earned as of the end of the Performance Period shall be forfeited and Grantee shall have no right to receive such Performance Shares. Except as contemplated by Section 7(f), in no event may Grantee earn under this Agreement more than the total Target Grant of Performance Shares.

(b)        If Grantee is deemed to have earned any of the Performance Shares as of the end of any fiscal year within the Performance Period as set forth in Section 2(a), the Company will pay Grantee in accordance with Section 4 an award of Shares equal to the number of Performance Shares so earned; provided, however, that prior to the payment of Shares pursuant to this Agreement, the Committee must certify that the objectives establishing entitlement to the payment of Shares have been achieved.

3.        Awards on Certain Events. Notwithstanding the requirement in Section 2 of this Agreement that a Grantee be actively employed on the last day of any fiscal year of the Company during the Performance Period for which Grantee has earned Performance Shares, all of the Performance Shares that have not otherwise been earned or forfeited shall be deemed earned, and Shares shall be awarded pursuant to this Agreement, as of the date of (i) Grantee’s death or disability, or (ii) a Change in Control (as defined in the Plan) of the Company. For purposes of this Agreement, “disability” means that Grantee is “disabled” as such term is defined in Section 409A(a)(2) of the Internal Revenue Code.

4.        Payment of Award. As soon as practicable after any Performance Shares are deemed earned by Grantee pursuant to Section 2 (which shall be no longer than the time period required under Internal Revenue Code Section 409A (“Section 409A”) to qualify as a short-term deferral as contemplated thereby), such Performance Shares shall be issued to Grantee in the form of Shares. At such time, Grantee shall enjoy full shareholder and ownership rights with respect to such Shares. A stock certificate representing all such Shares shall be delivered to Grantee (or any person who makes a claim through a Grantee) and shall be registered in his or her name. In the case of Grantee’s death or disability, payment of any Shares that Grantee has earned will be made to the beneficiary designated by Grantee in a writing filed with the Company or, if none, to Grantee’s estate.

5.        Ownership Rights. Except as otherwise provided herein, Grantee will not have the rights of a shareholder of the Company with respect to any Shares issuable upon the earning of any Performance Shares. Upon receipt of any portion of Shares issued pursuant to Performance Shares awarded under Section 2, Grantee shall exercise all ownership rights (including, without limitation, the right to vote and the right to receive dividends) with respect to such Shares, provided that voting and dividend rights with respect to the Shares will be exercisable only if the record date for determining shareholders entitled to vote and receive dividends, as the case may be, falls on or after the date as of which Shares are earned and issued to Grantee pursuant to this Agreement.

6.        Deferral of Exercise or Delivery of Shares. Notwithstanding any provision in this Agreement to the contrary, if any law or regulation of any governmental authority having jurisdiction in the matter requires the Company, the Board, the Committee or Grantee to take any action or refrain from action in connection with the award or delivery of Shares under this Agreement, or to delay such award or delivery, then the award or delivery of such Shares shall be deferred until such action has been taken or such restriction on action has been removed. At Grantee’s election, Grantee may also defer receipt of any Performance Shares earned under the Agreement in accordance with the Plan, any such deferred shares to be credited with dividend equivalents, to be paid at the end of any applicable deferral period in Class B shares (excluding fractional amounts).

7.        General Provisions. Grantee acknowledges that he has read, understands and agrees with all of the provisions in this Agreement and the Plan, including, but not limited to, the following:

(a)        Administration. The interpretation and construction by the Board and/or the Committee of any provision of this Agreement, the Plan or any notification or document evidencing the grant of Performance Shares and that any determination by the Board or such Committee pursuant to any provision of this Agreement or the Plan or of any such agreement, notification or document shall be final and conclusive.

(b)        Notices. Any notice that is required or permitted under this Agreement shall be in writing (unless otherwise specified in the Agreement or in a writing from the Company to Grantee), and delivered personally or by mail, postage prepaid, addressed as follows: (i) if to the Company, at One American Road, Cleveland, Ohio 44144, Attention: Human Resources Department, or at such other address as the Company by notice to Grantee may have designated from time to time; (ii) if to Grantee, at the address indicated in Grantee’s then-current personnel records, or at such other address as Grantee by notice to the Company may have designated from time to time. Such notice shall be deemed given upon receipt.

(c)        Taxation. Grantee shall be responsible for all applicable income and withholding taxes and the employee share of FICA taxes with respect to any compensation income generated upon the award of his earned Performance Shares under this Agreement. No later than the date as of which an amount first becomes includable in the gross income of Grantee for federal income tax purposes with respect to the Performance Shares awarded hereunder, Grantee shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to that amount. Unless otherwise determined by the Committee, withholding obligations may be settled with previously owned common shares or Shares that have been earned and that are issuable hereunder. The making of that payment or those arrangements is a condition to the obligations of the Company under the Plan, and the Company may, to the extent permitted by law, deduct any taxes from any payment of any kind otherwise payable to Grantee or the Company may retain such number of the Shares issuable upon the earning of Performance Shares covered by the grant evidenced by this Agreement as shall be equal in value to the amount of the remaining withholding obligation.

(d)        Nontransferability. This Agreement and the Performance Shares granted to Grantee shall be nontransferable and shall not be sold, hypothecated or otherwise assigned or conveyed by Grantee to any other person, except as specifically permitted in this Agreement. No assignment or transfer of this Agreement or the rights represented thereby, whether voluntary or involuntary, or by operation of law or otherwise, shall vest in the assignee or transferee any interest or right whatsoever, except as specifically permitted in this Agreement. The Agreement shall terminate, and be of no force or effect, immediately upon any attempt to assign or transfer the Agreement or any of the Performance Shares to which the Agreement applies.

(e)        Not an Employment Contract. This Agreement shall not be deemed to limit or restrict the right of the Company to terminate Grantee’s employment at any time, for any reason, with or without cause, or to limit or restrict the right of Grantee to terminate his employment with the Company at any time.

(f)        Adjustments. On any change in the number or kind of outstanding common shares of the Company by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, share split, share dividend, combination of shares or any other change in the corporate structure or common shares of the Company, the Company, by action of the Board or the Committee is empowered to make such adjustment, if any, in the number and kind of Performance Shares subject to this agreement as it considers appropriate for the protection of the Company and of Grantee.

(g)        Unsecured Creditor Status. This grant of Performance Shares constitutes a mere promise by the Company to pay Grantee the benefits described in this grant (to the extent earned). Grantee shall have the status of a general unsecured creditor of the Company with respect to the benefits payable under this Agreement.

(h)        Fractional Shares. Notwithstanding anything in this Agreement to the contrary, in the event that any adjustment to the Target Grant of Performance Shares or an award of Shares or the calculation of an award pursuant to this Agreement would otherwise result in the creation of a fractional share interest, the affected award shall be rounded up to the nearest whole share.

(i)        Amendment or Termination. This Agreement may be amended or terminated at any time by the mutual agreement and written consent of Grantee and the Company, but only to the extent permitted under the Plan. The provisions set forth in this Agreement are subject to the restrictions and other requirements of Section 409A and related regulations and rulings. Without limiting the generality of the preceding sentence, such provisions shall be modified and amended, as and where necessary, to bring such provisions into compliance with the requirements set forth in Section 409A and related regulations and rulings. This Agreement shall be interpreted (and if necessary, amended) to comply with Section 409A and to the extent any provision of this Agreement is inconsistent with Section 409A, said Section 409A shall control even if such action may reduce or diminish the value of Grantee’s award.

(j)        Severability. If any provision of this Agreement should be held illegal or invalid for any reason, such determination shall not affect the other provisions of this Agreement, and it shall be construed as if such provision had never been included herein.

(k)        Headings/Gender. Headings in this Agreement are for convenience only and shall not be construed to be part of this Agreement. Any reference to the masculine, feminine or neuter gender shall be a reference to other genders as appropriate.

(l)        Governing Law. This Agreement shall be construed, and its provisions enforced and administered, in accordance with the laws of the State of Ohio and, where applicable, federal law.

(m)        Definitions. Initial capitalized terms used in this Agreement that are not otherwise defined herein shall have the meaning set forth in the Plan.

(n)        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Grantee has executed this Agreement, as of the Grant Date.

AMERICAN GREETINGS CORPORATION

By:	/s/ Brian McGrath
Brian McGrath, Senior Vice President,
Human Resources

GRANTEE

/s/ Jeffrey Weiss
Name:	Jeffrey Weiss